EXHIBIT 4.9

HYPHA LABS, INC.

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a brief description of shares of capital stock of Hypha Labs, Inc. (the “Company,” “we,” “us,” or “our”). The brief description is based upon our Articles of Incorporation, including the Certificate of Amendment to our Articles of Incorporation, (as amended, our “Articles of Incorporation”), our Bylaws (our “Bylaws”), and provisions of applicable Nevada law. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our Articles of Incorporation and Bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K.

General

Our Articles of Incorporation authorizes us to issue up to 260,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, par value $0.001 per share (“common stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 6,000,000 have been designated as Series A Convertible Preferred Stock (“Series A Preferred”), 1,500,000 have been designated as Series B Convertible Preferred Stock (“Series B Preferred”), and 1,000 have been designated as Series C Preferred Stock (“Series C Preferred”), with the remaining 2,499,000 shares available for designation from time to time by our Board of Directors (our “Board”) as set forth below. As of September 30, 2025, we had outstanding 1,047,942 shares of Series A Preferred, 333,600 shares of Series B Preferred, 1,000 shares of Series C Preferred and 390,250 shares of Series D Preferred. Our Articles of Incorporation authorizes our Board to determine any number of series into which the undesignated shares of preferred stock may be divided and to determine, at any time and from time to time, the rights, preferences, privileges and restrictions granted to any series of such preferred stock, as described below.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of our Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive rights, and our Common Stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Common Stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Series A Preferred Stock

Each share of Series A Preferred is currently convertible into five shares of common stock. The conversion price is adjustable in the event of stock splits and other adjustments in the Company’s capitalization, and in the event of certain negative actions undertaken by the Company. At the current conversion price, the 1,047,942 shares of Series A Preferred outstanding at September 30, 2025 are convertible into 5,239,710 shares of the common stock of the Company. No holder is permitted to convert its shares of Series A Preferred if such conversion would cause the holder to beneficially own more than 4.99% of the issued and outstanding common stock immediately after such conversion, unless waived by such holder by providing at least sixty-five days’ notice.

Additional terms of the Series A Preferred include the following:

● The shares of Series A Preferred are entitled to dividends when, as and if declared by the Board as to the shares of the common stock of the Company into which such Series A Preferred may then be converted, subject to the 4.99% beneficial ownership limitation described above.

● Upon the liquidation or dissolution of the Company, or any merger or sale of all or substantially all of the assets, the shares of Series A Preferred are entitled to receive, prior to any distribution to the holders of common stock, 100% of the purchase price per share of Series A Preferred plus all accrued but unpaid dividends.

● The Series A Preferred plus all declared but unpaid dividends thereon automatically will be converted into common stock, at the then applicable conversion rate, upon the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred.

● Each share of Series A Preferred will carry a number of votes equal to the number of shares of common stock into which such Series A Preferred may then be converted, subject to the 4.99% beneficial ownership limitation described above. The Series A Preferred generally will vote together with the common stock and not as a separate class, except as provided below.

● Consent of the holders of the outstanding Series A Preferred is required in order for the Company to: (i) amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred; (ii) authorize, create or issue shares of any class of stock having rights, preferences, privileges or powers superior to the Series A Preferred; (iii) reclassify any outstanding shares into shares having rights, preferences, privileges or powers superior to the Series A Preferred; or (iv) amend the Company’s Articles of Incorporation or Bylaws in a manner that adversely affects the rights of the Series A Preferred.

Series B Preferred

Each share of Series B Preferred has a Stated Value of $1.00 and is currently convertible into common stock at a conversion price equal to $0.04. The conversion price of the Series B Preferred is subject to equitable adjustment in the event of a stock split, stock dividend or similar event with respect to the common stock, and in the event of the issuance of common stock by the Company below the conversion price, subject to customary exceptions. At the current conversion price, the 333,600 shares of Series B Preferred outstanding at September 30, 2025 are convertible into 8,340,000 shares of the common stock of the Company. No holder is permitted to convert its shares of Series B Preferred if such conversion would cause the holder to beneficially own more than 4.99% of the issued and outstanding common stock of the Company immediately after such conversion, unless waived by such holder by providing at least sixty-five days’ notice.

Additional terms of the Series B Preferred include the following:

● The shares of Series B Preferred are not entitled to dividends, provided that if dividends are paid on the shares of common stock of the Company, the Series B Preferred will be entitled to dividends based on the number shares of common stock which the Series B Preferred may then be converted.

● Upon the liquidation or dissolution of the Company, or any merger or sale of all or substantially all of the assets, or upon a change in control whereby a stockholder gains control of 50% or more of the outstanding shares of common stock, the shares of Series B Preferred are entitled to receive, prior to any distribution to the holders of common stock, 100% of the purchase price per share of Series B Preferred plus all accrued but unpaid dividends.

● Each share of Series B Preferred carries a number of votes equal to the number of shares of common stock into which such Series B Preferred may then be converted.

Series C Preferred

The principal feature of the Series C Preferred is that it provides the holder thereof, so long as he or she is an executive officer of the Company, with the ability to vote with the holders of the Company’s common stock on all matters presented to the holders of common stock, whether at a special or annual meeting, by written action in lieu of a meeting or otherwise, on the basis of 200,000 votes for each share of Series C Preferred. The shares of Series C Preferred are not convertible into common stock, are not entitled to dividends, are not subject to redemption, and have a stated value of $0.10 per share payable on any liquidation of the Company in preference to any payment payable to the holders of common stock. There are 1,000 shares of Series C Preferred outstanding as of September 30, 2025.

Series D Preferred

The Series D Preferred ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, junior to the Series A Preferred and Series B Preferred and senior to the Series C Preferred and all classes or series of common stock. The terms of the Series D Preferred do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or senior in rank to the shares of Series D Preferred as to distribution rights and rights upon our liquidation, dissolution or winding up.

The shares of Series D Preferred are not entitled to dividends, provided that if dividends are paid on the shares of common stock, the Series D Preferred will be entitled to dividends based on the number shares of common stock into which the Series D Preferred may then be converted.

The liquidation preference for each share of Series D Preferred is $0.20. Upon a liquidation, dissolution or winding up of the Company, holders of shares of Series D Preferred will be entitled to receive out of the assets of the Company available to its stockholders before any payment is made to the holders of shares of common stock or other classes of shares of the Company ranking junior to the Series D Preferred, the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (if declared) to, but not including, the date of payment with respect to such shares. After the payment to the holders of the Series D Preferred of the amount payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Company.

The shares of Series D Preferred have no maturity date, and the Company is not required to redeem shares of Series D Preferred at any time. Accordingly, the shares of Series D Preferred will remain outstanding indefinitely, unless otherwise converted at the option of the holder thereof or pursuant to a mandatory conversion described below.

At any time after issuance, each share of Series D Preferred is convertible into one share of common stock at the option of the holder. At any time after issuance upon the occurrence of any of the following events, the Company shall have a right to direct the mandatory conversion of the Series D Preferred: (a) a change in control, or (b) if the closing price of the common stock closes at or above $0.40 per share for 10 consecutive trading days.

Holders of Series D Preferred generally have no voting rights. However, certain material and adverse changes to the terms of the Series D Preferred cannot be made without the affirmative vote of holders of at least a majority of the outstanding shares of Series D Preferred, voting as a separate class.

There are 390,250 shares of Series D Preferred outstanding as of September 30, 2025.

Blank Check Preferred Stock

The remaining 2,499,000 shares of our undesignated shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board. The Board is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Anti-takeover Provisions

Certain provisions of our articles of incorporation, as amended, and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Nevada Law

In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Stock – The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

Evaluation of Acquisition Proposals – The Nevada Revised Statutes expressly permit our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions – Nevada has adopted a control share acquisitions statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Direct Transfer, LLC. Its mailing address is 1 Glendwood Ave., Ste 1001, Raleigh, NC 27603, its telephone number is (919) 744-2722, and its facsimile number is (646) 225-7274.